Exhibit 99.2

ARC Declares Preferred Stock Dividends

DENVER—(BUSINESS WIRE)—Dec. 14, 2005—Affordable Residential Communities Inc. (NYSE: ARC) today announced that its Board of Directors declared a cash dividend of $0.515625 on each share of its Series A Cumulative Redeemable Preferred Stock and a cash dividend of $0.39 per unit on the Series C Preferred Operating Partnership Units of Affordable Residential Communities LP. The dividends are payable on January 30, 2006 to shareholders of record on January 13, 2006.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, currently owns and operates approximately 49,491 home sites located in 237 communities in 21 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales activity; completion of pending acquisitions, if any, and timing with respect thereto; the Company’s growth and expansion into new markets or to integrate acquisitions successfully; the effect of interest rates as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any intention or obligation to provide public updates, revisions or amendments to any forward-looking statements that become untrue because of subsequent events.

CONTACT: Affordable Residential Communities Inc.
Lawrence Kreider, 866-847-8931
investor.relations@aboutarc.com
Or
Integrated Corporate Relations, Inc
Brad Cohen, 203-682-8211

SOURCE: Affordable Residential Communities Inc.